Exhibit 4.2

Employee Share Ownership Plan (“ESOP”) 2013

a.	Performance Period: For vesting condition, the performance period considered will be FY 2013-14.

b.	Vesting of options: The options awarded under ESOP 2013 shall vest based on the achievement of business performance in the performance period as defined above and also continued employment with the Group.

The vesting schedule shall be staggered over a period of three years from the date of grant with 70% vesting based on the achievement of business performance and the remaining 30% based on continued employment with the Group till the end of 3rd year.

Therefore, the options shall vest at 40% at the end of 1st year, 30% at the end of 2nd year and the remaining 30% which is tenure-based at the end of 3rd year. For an employee to be eligible for performance-based vesting, he/she should continue to be in employment till the date of vesting each year.

However, for Executive Directors, 100% vesting will be based on achievement of performance condition with a staggered vesting schedule of 40:30:30 at the end of each year.

c.	Performance conditions:

•	For Businesses - The vesting of options will be dependent on the achievement of business performance measured against

•	Operation Deliverables consisting of either Volume / COP / Free Cash Flow / EBITDA / Gross Working Capital / Sustainability

•	Enablers consisting either of Asset Optimization / Mine Planning & Development / PR.

•	Completion of stipulated tenure with the Group.

The performance parameter scorecard for other businesses is provided in Annexure A.

•	For EDs and Corporate Team based in Mumbai, Delhi and London – The performance conditions considered for EDs and Corp Team is weighted average score of businesses, financial aspects and Sustainability as follows.

For Corp Team:

SI No	Parameter	Weightage
1	Weighted Average Score of Businesses*	50%
2	Market Capitalization of VR Plc**	50%

	Total	100%

For Executive Directors:

SI No	Parameter	Weightage
1	Weighted Average Score of Businesses*	40%
2	Market Capitalization of VR Plc**	50%
3	Sustainability	10%

	Total	100%

*	Weightages for Business Scores of entities will be as follows:

Company	HZL	SGL	KCM	Av of Balco, VAL & SEL	Av of ZI	S Cu	Malco	CMT	FG	VGCB
Score	Simple average of above entities’ Business Score				Simple average of above entities’ Business Score
Weightage	80%				20%

**	The Comparator Group comprises of 14 companies as in Alcoa, Anglo American, Antofagasta, BHP Billiton, ENRC, First Quantum, FMG – Fortescue, Glencore, Khazamkhys, Rio Tinto, Teck, Tullow, Vale and Xstrata. The score against market capitalization parameter for (ii) above shall be determines using the table below relying upon the relative ranking in the comparator Group. The relative ranking will be calculated on the basis of last 30 days average share price at the beginning and at the end of the performance period (1st April to 31st March).

Relative Ranking	Score
1 - 3	100
4	90
5	85
6	80
7	75
8	70
9	60
10	50
11	40
12	30
13 - 15	Nil

d.	Business Performance Score: The weighted average score of the various parameters detailed out above will be known as the Business Performance Score.

e.	Vesting proportion: The vesting proportion will be dependent on the achievement of pre-determined performance conditions. Businesses have been classified as Category A and B on the basis of complexity and nature of operations affecting the achievement of performance conditions.

For example, the vesting matrix for HZL will be as follows:

Business Performance Score	Vesting %
90% - 100%	50% plus 5% for every 1% score above 90%
85% - 90%	30% plus 4% for every 1% score above 85%
At 85%	30%
Below 85%	Nil

The vesting matrix for other businesses is provided in Annexure B.

Enclosed:	Annexure A – Performance Parameter Scorecard
Annexure B – Vesting Matrix for Category A and B businesses

Annexure A: Performance Parameter Scorecard

The weightages of the various OD and Enabler parameters in each business will be as follows:

Parameters	HZL	KCM	SGL	SGL (VAB)	Balco	VAL-J	VAL-L	SEL	BMM SZ	LM	S Cu	S Cu CPP Malco	CMT	FG10	VGCB
Operational Deliverables
Volume	45%[1]	40%[3]	30%[4]	30%	30%[5]	30%	30%	20%	30%	40%	20%[7]	20%	50%	35%	20%
COP	25%[2]	20%	20%	—	20%[6]	20%	30%	—	25%	25%	20%[8]	—	40%	25%	10%
Free Cash Flow (excl buyers/suppliers credit)	—	—	20%	10%	20%	20%	—	30%	20%	20%	—	—	—	10%	50%
EBITDA	—	—	—	40%	—	—	—	20%	—	—	20%	30%	—	—	—
Gross Working Capital (12 month average)	—	—	—	—	—	—	—	—	—	—	10%	20%	—	20%	—
Sustainability	10%	10%	10%	10%	10%	10%	10%	10%	15%	15%	10%	10%	10%	10%	10%
Enablers
Asset Optimization	10%	20%	—	—	10%	10%	10%	10%	—	—	10%	10%	—	—	—
Mine Planning Development	10%	10%	—	—	—	—	—	—	—	—	—	—	—	—	—
ER / PR9	—	—	20%	10%	10%	10%	20%	10%	—	—	10%	10%	—	—	10%
Project Milestone	—	—	—	—	—	—	—	—	10%	—	—	—	—	—	—

Note:

For SGL, Aluminium and SC common, the business score will be weighted average score of the respective businesses as follows:

•	SGL common - 70% of SGL, 20% of SGL (VAB) and 10% of WCL

[1]	Volume weightage of 45% comprises 30% for MIC volume, 10% for Refined metal production and 5% for integrated saleable silver.
[2]	COP weightage of 25% comprises 15% for Zn COP and 10% for Pb COP
[3]	Volume refers to integrated production
[4]	Volume refers to Iron Ore sales
[5]	Volume weightage of 30% comprises 15% for Al volume and 15% for power sales
[6]	COP weightage of 20% comprises 10% for Al COP and 10% for commercial power COP
[7]	Volume refers to production of fresh anode
[8]	COP refers to Gross COP
[9]	Refers to Top 3 actionable agenda
[10]	For FG, all applicable parameters comprises 50% for CCR and 50% for PMR

Project Milestones for Projects:

For WCL, Liberia
• Project timeline	– 30%
• Project Cost	– 30%
• Exploration	– 15%
• Sustainability	– 15%
• MAS grading	– 10%

For TSPL, Talwandi and VMRF
• Project timeline	–	40%
• Project Cost	–	35%
• Sustainability	–	15%
• MAS grading	–	10%

ZI Common

Operational Deliverables	Weightage
Volume	30%
COP	25%
Free Cash Flow (excl buyers/suppliers credit)	10%
Sustainability*	15%

Enablers	Weightage
Project Milestone	20%

Total	100%

ZI projects:

Operational Deliverables	Weightage
Sustainability*	15%
Gamsberg	35%
Swartberg	15%
Refinery Conversion	15%
Gergarub	15%
Power Projects	5%

Total	100%

Note: *Sustainability weightage of 15% comprises 10% for safety and environmental performance and 5% for sustainability initiatives.

**	Project Milestone scores would be based on progress on Gamsberg, Swartberg, Refinery Conversion, Gergarub and Magnetite Project

Note: *Sustainability weightage of 15% comprises 10% for safety and environmental performance and 5% for sustainability initiatives

Annexure B: Vesting Matrix for Category A and B businesses.

Category A		Business Performance Score	Vesting %
• HZL	• ZI	90% - 100%	50% plus 5% for every 1% score above 90%
• SC & SC (CPP)	• CMT	85% - 90%	30% plus 4% for every 1% score above 85%
• Malco	• FG	At 85%	30%
		Below 85%	Nil

Category B		Business Performance Score	Vesting %
• VAL-J	• SEL	90% - 100%	60% plus 4% for every 1% score above 90%
• VAL-L	• KCM	80% - 90%	30% plus 3% for every 1% score above 80%
• BALCO	• VGCB	At 80%	30%
• SGL & SGL (VAB)		Below 80%	Nil

Note: In case, the business performance score exceeds 100%, Remco approval will be sought for higher vesting proportion.

The above vesting matrix will ensure delivery of high performance levels due to higher exponential vesting percentage as the score improves.

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